AMERICAN ANNUITY GROUP, INC.

                     EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


          The following is a list of subsidiaries of AAG at December 31, 1996. All corporations are subsidiaries of AAG and, if indented, subsidiaries of the company under which they are listed.

          Name of Company

          AAG Holding Company, Inc.                  Ohio         100%
            Great American Life Insurance Company    Ohio         100
              Annuity Investors Life Insurance Company            Ohio100
              Loyal American Life Insurance Company  Alabama      100
              Prairie National Life Insurance Company             S o u t h
          Dakota                                     100
                American Memorial Life Insurance Company          S o u t h
          Dakota                                     100
            American Annuity Group Capital Trust I   Delaware     100

          The   names  of  certain   subsidiaries  are  omitted,   as  such
          subsidiaries in the aggregate would not constitute a significant subsidiary.

          See Part I, Item 1 of this Report for a description of certain companies in which AAG owns a significant portion and accounts for under the equity method.

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